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                                                                     EXHIBIT 12



                                RIGGS CAPITAL III
                       RATIO OF EARNINGS TO FIXED CHARGES
                            FOR THE PERIODS INDICATED


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                                              Three Months Ended
                                                   March 31,                      Year Ended December 31,
                                             --------------------  -----------------------------------------------------
                                                 1999       1998       1998       1997       1996       1995       1994
                                                 ----       ----       ----       ----       ----       ----       ----
Income (Loss) before income taxes             $ 20,001   $ 28,414  $ 110,882   $ 93,185   $ 72,117   $ 88,148   $ 33,486

Fixed Charges
Interest Expense                                43,373     46,919    194,138    178,603    139,891    147,821    112,723
Estimated interest component                       378          0        557          0          0          0          0
                                              --------   --------  ---------  ---------  ---------  ---------   --------
Total fixed charges including interest          43,751     46,919    194,695    178,603    139,891    147,821    112,723
   on deposits
Less:  Interest on deposits                     27,355     29,786    126,129    119,563    109,976    113,986     83,557
                                              --------   --------  ---------  ---------  ---------  ---------   --------
Total fixed charges excluding interest          16,396     17,133     68,566     59,040     29,915     33,835     29,166
on deposits

Income before taxes and fixed charges           63,374     75,333    305,020    271,788    212,008    235,969    146,209
(including interest on deposits)
Income before taxes and fixed charges           36,019     45,547    178,891    152,225    102,032    121,983     62,652
(excluding interest on deposits)

Preferred stock dividends                            0      2,688      9,854     10,750     10,750     10,750     12,124

Ratio of earnings to fixed charges
   Including interest on deposits                 1.45       1.61       1.57       1.52       1.52       1.60       1.30
   Excluding interest on deposits                 2.20       2.66       2.61       2.58       3.41       3.61       2.15

Ratio of earnings to fixed charges &
preferred stock dividends
   Including interest on deposits                 1.45       1.52       1.49       1.44       1.41       1.49       1.17
   Excluding interest on deposits                 2.20       2.30       2.28       2.18       2.51       2.74       1.52
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